EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ENERGY INFRASTRUCTURE ACQUISITION CORP.
ANNOUNCES STOCKHOLDER APPROVAL OF PROPOSED DISSOLUTION AND LIQUIDATION

Wilmington, Delaware, October 31, 2008— Energy Infrastructure Acquisition Corp. (AMEX:EII) (“Energy Infrastructure” or the “Company”) today announced that its stockholders have approved the Company’s previously-announced proposed dissolution and liquidation, as contemplated by its certificate of incorporation, since the two-year period for it to complete a business combination has passed without one being consummated.

This approval was a necessary condition to the Company’s returning its net assets to holders of shares of common stock issued in its initial public offering, which is now in progress.

At the Company’s special meeting, a total of 17,266,284 shares (63% of the Company’s outstanding shares of common stock) were represented. 14,544,284 shares (84% of those voting, or 53% of the outstanding) approved the dissolution and liquidation, while 15,722,336 (98% of those voting, or 58% of the outstanding) approved authorizing adjournment or postponement of the meeting for further proxy solicitation, which proved not to be necessary.

With the exception of the arbitration currently pending between Vanship Holdings Limited (“Vanship”) and the Company, the Company has completed discussions with substantially all of its existing creditors, and is in the process of discharging its obligations to them. As previously announced, on October 17, 2008, Justice Richard Lowe of the Supreme Court of the State of New York, County of New York, issued an order directing Continental Stock Transfer & Trust Company, the trustee of the trust fund in which the proceeds of the Company’s initial public offering are held, to reserve from distribution $6 million (comprised of $3.5 million in claimed expenses and $2.5 million in attorney’s fees in the arbitration) to provide security for the payment of claims asserted by Vanship The Company intends to distribute to its stockholders the remaining unreserved proceeds in the trust account as soon as possible. No payments will be made in respect of the Company’s outstanding warrants or in respect of shares held by the Company’s pre-IPO shareholders.

About Energy Infrastructure

Energy Infrastructure is a blank check company that was formed for the specific purpose of consummating a business combination. Energy Infrastructure raised net proceeds of approximately $209.3 million, after partial exercise of the underwriter’s over-allotment option, through its initial public offering consummated in July 2006.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from results expressed or implied by this press release. The words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “project,” “forecast,” “outlook” and similar expressions identify some, but not all, of these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact:
Energy Infrastructure Acquisition Corp.
1105 North Market Street, Suite 1300
Wilmington, Delaware 19801

Investor Relations / Financial Media:
Nicolas Bornozis
President
Capital Link, Inc.
230 Park Avenue, Suite 1536
New York, NY 10169
Tel: +1 212 661 7566
Email: nbornozis@capitallink.com
www.capitallink.com